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                                                                    EXHIBIT 5.1


                                  May 28, 1999




Advent Software, Inc.
301 Brannan Street
San Francisco, CA  94107

         RE:    REGISTRATION STATEMENT ON FORM S-8
                ----------------------------------

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed by you with the Securities and Exchange Commission on or about May 28, 1999, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 100,000 shares of your Common Stock, par value $.01 per share (the "SHARES"), reserved for issuance pursuant to the Registrant's 1998 Nonstatutory Stock Option Plan (the "PLAN"). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the proposed issuance and sale of the Shares by the Registrant under the Plan.

         It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                     Very truly yours,

                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation

                                     /s/ Wilson Sonsini Goodrich & Rosati, P.C.